EXHIBIT 10.1
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AGREEMENT, effective March 1, 2018, is made by and between TCF FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and [____________________________] (the “Executive”).
WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1.Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2018; provided, however, that commencing on January 1, 2019, and each January thereafter, the Term shall automatically be extended for one additional year unless, not later than the preceding September 30, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire twenty-four (24) months following the date on which such Change in Control occurred.

3.Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6)

months from the date of such Potential Change in Control, (ii) the date of a Change in Control, or (iii) the date of termination of the Executive’s employment by the Company for any reason.

5.Compensation Other Than Severance Payments.

5.1Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive experiences a separation from service from the Company by reason of the Executive’s Disability.

5.2If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6.Severance Payments.

6.1Subject to Section 6.2 hereof, if the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof; provided, however, that, in the case of clauses (A), (B), and (C), below, Executive shall have complied with the requirements of Section 9 regarding execution and delivery of a general release. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates Executive’s employment for Good Reason prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment).

(A)In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to one and one-half (1.5) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual bonus under the “Management Incentive Plan - Executive” or any other annual incentive compensation plan adopted by the Company in which the Executive participates in respect of the fiscal year in which occurs the Date of Termination or, if higher, such target annual bonus in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(B)For the twenty four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and Executive’s dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and Executive’s dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and Executive’s dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided, however, that (i) the Executive’s and Executive’s qualified dependents’ COBRA eligibility period shall include the period during which the Company is providing benefits under this subsection (B); (ii) unless the Executive consents to a different method (or elects COBRA coverage at applicable COBRA rates), such health insurance benefits shall be provided through a third-party insurer; and (iii) the Executive shall be responsible for the payment of premiums for such benefits in the same amount as active employees of the Company. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the twenty-four (24) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated under circumstances described in the second sentence of Section 6.1, on the sixtieth (60th) day following the Change in Control the Company shall pay or reimburse the Executive for any amounts or benefits it would have been required to pay or provide to the Executive under this Section 6.1(C) during the period prior to the Change in Control, determined as if the Change in Control occurred on the Date of Termination.

(C)Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive an amount, in cash, equal to any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date.

6.2(A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the portion of the Total Payments that does not constitute deferred compensation within the meaning of section 409A of the Code shall first be reduced and the portion of the Total Payments that does constitute deferred compensation within the meaning of section 409A of the Code shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(B)     For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)

(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(C)    At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects in writing to the Company’s calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subsection (A) of this Section 6.2.

6.3Subject to the provisions of Section 17 hereof and the requirement set forth in Section 9 to execute and deliver a general release, the payments provided for in subsections (A) and (C) of Section 6.1 hereof shall be made on the sixtieth (60th) day following the Date of Termination; and in the event the Executive becomes entitled to Severance Payments due to a termination described in the second sentence of Section 6.1, such payments shall be made on the sixtieth (60th) day following the Change in Control. Notwithstanding the above, to the extent the Executive is terminated (i) following a Change in Control but prior to a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of section 409A of the Code) or (ii) prior to a Change in Control in a manner described in the second sentence of Section 6.1, to the extent required to avoid accelerated taxation and/or tax penalties under section 409A of the Code, amounts payable to the Executive hereunder, to the extent not in excess of the amount that the Executive would have received under any other pre-Change in Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with the provisions of this Section 6.3.

6.4The Company also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made upon delivery of periodic billings for same, provided that (i) Executive shall promptly repay all amounts paid under this Section 6.4 at the conclusion of such dispute if the resolution thereof includes a finding that Executive did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by Executive unless made in writing to the Board within ninety (90) days after receipt of billing for such representation. Any such payment shall be made promptly, and in any event no later than the end of the calendar year following the year in which the expense was incurred.

7.Termination Procedures and Compensation During Dispute.

7.1Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

7.2Date of Termination. “Date of Termination”, with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

8.Restrictive Covenants.

8.1During the Executive’s employment, Executive agrees that Executive will not directly or indirectly substantially compete with the Company, TCF National Bank or their subsidiaries, including but not limited to TCF Inventory Finance, Inc., Winthrop Resources, Inc., and TCF Equipment Finance, Inc. (the “TCF Companies”) in the Relevant Market. The “Relevant Market” is the States within the United States and the Provinces in Canada where any of the TCF Companies are doing business or have done business during Executive’s employment.

8.2During Executive’s employment and for eighteen (18) months following a termination of Executive without Cause by the Company or a termination by Executive for Good Reason if a Change in Control occurs prior to or within six (6) months of such termination, Executive agrees that, except with the prior written permission of the Board of the Company, Executive will not: (x) offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of any of the TCF Companies to discontinue his or her relationship with any of the TCF Companies, and (y) directly or indirectly solicit, divert, take away or attempt to solicit any business or customers of any of the TCF Companies;

8.3The Executive agrees that Executive will not, while employed with the Company or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Company’s operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this

Section 8.3 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 8.3; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

8.4The Executive understands that in the event of a violation of any provision of Section 8, the Company shall have the right to (i) seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond and (ii) stop making any future payments or providing benefits under this Agreement. These remedies shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Executive and the Company or any of its affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of Section 8 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

8.5The Executive acknowledges that the provisions of Section 8 shall extend to any business that becomes an affiliate of or successor to the Company or any of its affiliates on account of a Change in Control or otherwise.

9.Requirement of Release. Notwithstanding anything in this Agreement to the contrary, the Executive’s entitlement to any payments other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment shall be contingent upon the Executive having executed a general release in the Company’s customary form and such release becoming effective and non-revocable within sixty (60) days after the Date of Termination (or the date of the Change in Control in the event of a termination described in the second sentence of Section 6.1). If such release does not become effective and non-revocable within the time period prescribed above, the Company’s obligations under Section 6.1 shall cease immediately.

10.No Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, except as specifically provided in Section 6.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

11.Successors; Binding Agreement.

11.1In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.2This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

12.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
TCF Financial Corporation
200 Lake street East
Wayzata, MN 55391
Attention: General Counsel

13.Miscellaneous; Amendment of Related Agreements.

13.1No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that, following a Change in Control, the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 6 hereof) shall survive such expiration.

14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.Settlement of Disputes; Arbitration.

16.1All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

16.2Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hennepin County, Minnesota in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

17.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). The Company is entitled to determine whether any amounts under this Agreement are to be suspended or delayed pursuant to the foregoing sentence, and the Company shall have no liability to the Executive for any such determination or any errors made by the Company in identifying the Executive as a specified employee. Any amounts so suspended shall earn interest thereon, if applicable, calculated based upon the then prevailing monthly short-term applicable federal rate. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period on the first business day of the month following the expiration of the six-month period referred to above. To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

18.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)“Auditor” shall have the meaning set forth in Section 6.2 hereof.

(C)“Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(D)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(E)“Board” shall mean the Board of Directors of the Company.

(F)“Cause” for termination by the Company of the Executive’s employment shall mean (i) the deliberate and continued failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a demand for substantial performance is delivered to the Executive by the Board which demand specifically identifies the manner in which the Board believes the Executive has not substantially performed such duties; (ii) a violation of reasonable instructions of the CEO and/or Board, provided such instruction does not violate any other written agreement between the executive and the Company; (iii) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude. For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “deliberate” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

(G)A “Change in Control” shall be deemed to have occurred if:

(I)any Person is or becomes Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (I), the term “Beneficial Owner” does not include any employee benefit plan maintained by the Company that invests in the Company’s voting securities; or

(II)during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board or new directors whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(III)the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(H)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(I)“Company” shall mean TCF Financial Corporation and, except in determining under Section 18(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(J)“Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(K)“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(L)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(M)“Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(N)“Executive” shall mean the individual named in the first paragraph of this Agreement.

(O) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 6.1 hereof (treating all references in this Section 18(O) as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) any material diminution in the scope of Executive’s authority and responsibility, including, without limitation, as a result of a reallocation of Executive’s job duties, (provided, however, in the event of any illness or injury which disables Executive from performing Executive’s duties, the Company may reassign Executive’s duties to one or more other employees until Executive is able to perform such duties); (ii) a material diminution in Executive’s base compensation (salary, bonus opportunity, benefits or perquisites); (iii) a material change (greater than 50 miles) in the geographic location at which Executive must report to in order to perform the services; (iv) Executive is required to report to a supervisor other than the Company’s Chief Executive Officer or an officer of the Company who reports directly to the Chief Executive Officer; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In no event will the Executive have Good Reason to terminate employment unless such act or failure to act results in a material negative change to the

Executive’s employment that has not been cured within thirty (30) days after a Notice of Termination is delivered by the Executive to the Company. The Executive must also provide notice to the Company of the Good Reason condition within ninety (90) days of the initial existence of such condition.
(P)“Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(Q)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(R)“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV)the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(S)“Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(T)“Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.

(U)“Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(V)“Total Payments” shall mean those payments so described in Section 6.2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
TCF FINANCIAL CORPORATION

By: ______________________________________
[Name]
[Title]

[EXECUTIVE]

__________________________________________